Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

9.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

Chicken Soup for the Soul Entertainment Inc. (the “Company”), a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (“DGCL”) does hereby certify:

FIRST: The Company’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 4, 2016 (the “Charter”), the Company’s Certificate of Designations, Rights and Preferences of 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock was filed with the Secretary of State of the State of Delaware on June 26, 2018 (the “Certificate of Designation”) and a Certificate of Amendment to Certificate of Designation Designations, Rights and Preferences of 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock was filed with the Secretary of State of the State of Delaware on August 22, 2018;

SECOND: The Board of Directors of the Company, acting by unanimous written consent pursuant to Section 141 of the DGCL, duly adopted resolutions approving an increase to the number of shares of authorized preferred stock that would be designated as 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, and approving the form of the amendment to the Certificate of Designation, as amended, set forth below.

THIRD: Shareholder approval of the amendment set forth below is not required under the Charter or the DGCL.

FOURTH: The Certificate of designation is hereby amended by deleting Section 1 in its entirety and replacing it with the following:

1.       Designation and Amount. The shares of such series of Preferred Stock shall be designated as “9.75% Series A Cumulative Redeemable Perpetual Preferred Stock” and the number of shares constituting such series shall be 1,500,000 shares.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Designation to be executed this 14th day of November, 2018.

Chicken Soup for the Soul Entertainment Inc.

By:	/s/ William J. Rouhana, Jr.
William J. Rouhana, Jr.
Chairman of the Board
and Chief Executive Officer